Exhibit 5.0

June 18, 2014

Board of Directors

Village Bank and Trust Financial Corp.

15521 Midlothian Turnpike

Midlothian, Virginia 23113

Ladies and Gentlemen:

We have acted as counsel to Village Bank and Trust Financial Corp., a Virginia corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission. The Registration Statement registers an additional 225,000 shares of common stock, par value $4.00 per share, which have been reserved for issuance under the Village Bank and Trust Financial Corp. Incentive Plan (the “Plan”).

We have examined the Registration Statement and such corporate records, certificates and other documents as we deemed necessary for the purpose of this opinion. Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for this opinion.

Based upon and subject to the foregoing, it is our opinion that the additional 225,000 shares of common stock which are authorized for issuance under the Plan and registered by the Registration Statement, when issued and sold in accordance with the terms and provisions of the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ LeClairRyan, A Professional Corporation

951 East Byrd Street, Eighth Floor

Richmond, Virginia 23219

Phone: 804.783.2003 \ Fax: 804.783.2294

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